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                                                                     EXHIBIT 5.1

                                January 28, 2000

Board of Directors
KNOLOGY, Inc.
1241 O.G. Skinner Drive
West Point, Georgia   31833


Gentlemen:

          We are acting as special counsel to KNOLOGY, Inc., a Delaware corporation (the "COMPANY"), in connection with its registration statement on Form S-1, as amended (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission relating to the distribution of 43,211,531 shares of the Company's Series A preferred stock, par value $.01 per share (the "PREFERRED SHARES"), and options to purchase 6,258,036 shares of the Company's Series A preferred stock (the "OPTIONS") by ITC Holding Company, Inc. ("ITC HOLDING") to holders of certain securities of ITC Holding, and common stock into which the Preferred Shares are convertible and for which the Options are exercisable. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

          For purposes of this opinion letter, we have examined copies of the following documents:

          1.   An executed copy of the Registration Statement.

          2. The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

          3. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

          4. Resolutions of the Board of Directors of the Company, including resolutions adopted by unanimous written consent on November 22, 1999 and resolutions adopted at a meeting on December 22, 1999, as certified by the Secretary of
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Board of Directors
KNOLOGY, INC.
January 28, 2000
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               the Company on the date hereof as being complete, accurate and in effect, relating to the original issuance of the Preferred Shares and the Options, and authorizing the common stock issuable upon conversion of the Preferred Shares (the "COMMON SHARES") and the common stock issuable upon exercise of the Options (the "OPTION SHARES"), and arrangements in connection therewith.

          5. The Section 351 Agreement, dated November 1, 1999, among the Company and certain subsidiaries of ITC Holding, as amended, pursuant to which the Preferred Shares were issued.

          6. The Line of Credit Note, dated December 22, 1999, made by the Company for the benefit of a subsidiary of ITC Holding, as amended, which was converted into the Options (the "NOTE").

          7. The Notice of Conversion and Assignment, dated January 27, 2000, among the Company, ITC Holding and a subsidiary of ITC Holding, pursuant to which (i) the right to convert the Note into Options was exercised, and (ii) the Options were transferred to ITC Holding.

          8. The KNOLOGY, INC. Spin-off Plan (the "PLAN"), pursuant to which the Option Shares are issuable, filed as Exhibit 10.71 to the Registration Statement.

          9. The form of Letter to ITC Holding Option Holders from ITC Holding (the "OPTIONEE LETTER"), filed as Exhibit 10.75 to the Registration Statement, which notifies the ITC Holding option holders of the distribution of the Options.

          10. A Certificate, dated the date hereof, of the Secretary of the Company, as to certain facts relating to the Company and the Registration Statement.

          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents
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Board of Directors
KNOLOGY, INC.
January 28, 2000
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submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on (i) Delaware General Corporate Law, as amended and (ii) Delaware contract law. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

          Based upon, subject to and limited by the foregoing, we are of the opinion that:

          (i) the Preferred Shares are validly issued, fully paid and non-assessable under Delaware General Corporation Law;

          (ii) the Options constitute binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the Options are considered in a proceeding in equity or at law);

          (iii) the Common Shares have been duly authorized by the Company and, when issued and delivered upon conversion of the Preferred Shares in accordance with the terms set forth in the Company's Certificate of Incorporation and the appropriate resolutions of the Board of Directors of the Company authorizing the issuance of the Common Shares, will be validly issued, fully paid and non-assessable; and
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Board of Directors
KNOLOGY, INC.
January 28, 2000
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          (iv) the Option Shares have been duly authorized by the Company and, when issued, delivered, and paid for upon exercise of the Options in accordance with the terms of the Plan, the Optionee Letter and the appropriate resolutions of the Board of Directors of the Company authorizing the issuance of the Option Shares, will be validly issued, fully paid and non-assessable.

          We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                              Very truly yours,

                                          /s/ HOGAN & HARTSON L.L.P.